Exhibit 99.1

Contacts:

Stereotaxis, Inc.	Euro RSCG Life NRP
314-615-6957	212-845-4253
Jim Stolze, Chief Financial Officer	Ernie Knewitz (media)
jstolze@stereotaxis.com	ernie.knewitz@eurorscg.com

212-845-4269
Brian Ritchie (investors)
brian.ritchie@eurorscg.com

STEREOTAXIS ANNOUNCES THIRD QUARTER RESULTS

Management to Host a Conference Call Today At 5:00 PM Eastern Standard Time

St. Louis, MO, November 11, 2004 – Stereotaxis, Inc. (NASDAQ: STXS) today reported third quarter 2004 revenue of $5.7 million, a significant increase from the $1.0 million generated in the third quarter of 2003. Stereotaxis recognized revenue from the sale of six of its Niobe® advanced cardiology magnetic instrument control systems in the third quarter of 2004 compared to one system in the same quarter in 2003.

System revenues increased to $5.4 million in the current quarter from $0.9 million in the prior year quarter as a result of the increased number of units sold. Disposables, service and accessories revenue increased to $342,000, as compared to the $152,000 reported in the 2003 third quarter. The increase is attributable to the increased base of installed systems. Gross profit increased to $2.9 million, representing a 52% gross margin for the 2004 quarter, compared to $439,000, or 42% for the 2003 quarter. The improvement in gross margin is primarily attributable to engineered cost reductions on the systems delivered as well as the impact of the higher volume of systems recognized. As of September 30, 2004 there were 24 Niobe® systems sold and delivered worldwide.

Third quarter operating expenses were $8.4 million, which was $1.8 million higher than the third quarter 2003 operating expenses of $6.6 million. The increases in all categories of operating expenses were primarily attributable to increased headcount and costs related to expanded sales and marketing activities, as well as research and development programs. These additions are consistent with the significant increase in systems delivered in the current period and with the investment necessary to support the future growth of the Company.

The Company reported total revenue of $12.7 million for the nine months ended September 30, 2004, a significant increase over the $3.2 million in revenue reported for the nine months ended September 30, 2003. The increase was attributable to the 16 Niobe® systems sold and delivered through the 2004 period compared to five systems sold and delivered in the corresponding prior year period, to an increase in average system selling price, as well as to the increased disposables, service and accessories revenues, which were $1.2 million for the 2004 period compared to the $293,000 recognized for the 2003 period. The increase in disposables, service and accessories revenue is attributable to the increased base of installed systems.

Net loss for the three months ended September 30, 2004 was $5.3 million or $0.34 per share on 15.6 million weighted average shares outstanding, versus a net loss of $6.2 million, or $4.68 per share on 1.3 million weighted average shares outstanding in the prior year quarter. Net loss for the nine months ended September 30, 2004 was $21.5 million, or $3.46 per share based on 6.2 million weighted average shares outstanding, versus $15.9 million, or $12.52 per share based on 1.3 million weighted average shares outstanding in the prior year period.

At September 30, 2004, Stereotaxis had purchase orders and other commitments for its Niobe® systems of approximately $20 million. The Company does not include orders for disposables, service or accessories in its backlog data.

Commenting on the results for the quarter, Bevil Hogg, President and CEO stated, “We are very pleased to have successfully completed our initial public offering in August, and with the revenue growth and overall operating results we achieved in the quarter. We are committed to further developing the value proposition of the Stereotaxis system and demonstrating its potential to revolutionize the practice of interventional medicine. Stereotaxis needs to continue to move toward profitability, while making the appropriate investments in the future of our products, and we are very focused on achieving both of these goals.”

Stereotaxis ended the September 2004 quarter with cash, cash equivalents and investments of approximately $60 million, as compared to approximately $26 million at December 31, 2003. The Company completed its initial public offering in August 2004. Total proceeds from the initial public offering, as well as the exercise of the underwriters’ over-allotment option, net of offering fees and underwriters’ discounts, were approximately $41.4 million. In addition, the Company received approximately $15.7 million in the first quarter of 2004 from the issuance of its Series E-2 convertible preferred stock. As a result of the initial public offering, the previously outstanding convertible preferred shares were converted to common shares. At September 30, 2004, the Company had 27,111,742 common shares outstanding.

The Company expects that system revenue for the fourth quarter of 2004 will approximate that of the third quarter. Operating expenses are expected to increase somewhat from third quarter amounts, reflecting the timing of expenditures related to certain research and development projects and to the inception of a remote ablation clinical trial in the United States. Going forward, Stereotaxis will provide full-year guidance for system revenue and operating expenses. The Company anticipates providing this guidance for 2005 when we issue our fourth quarter 2004 financial results.

The Company will host a conference call today at 5:00 p.m. Eastern Standard Time to discuss the results for the quarter. To participate in the conference call, please dial 800.231.5571 (Domestic) or 973.582.2703 (International) a few minutes before 5:00 p.m. ET. A replay of the conference call will be available from 7:00 p.m. ET on November 11, 2004 until 7:00 p.m. ET on November 18, 2004. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 5294249.

The call will also be available on the Internet live and for seven days thereafter at the following URL:

http://phx.corporate-ir.net/playerlink.zhtml?c=179896&s=wm&e=959153

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S. and Europe.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,776,711	$21,356,247
Short-term investments	10,074,302	5,124,365
Accounts receivable, net allowance of $140,918 and $116,725 in 2004 and 2003	7,456,885	559,721
Current portion of long-term receivables	153,896	155,331
Inventories	4,120,622	4,430,228
Prepaid expenses and other current assets	2,348,305	876,264

Total current assets	71,930,721	32,502,156
Property and equipment, net	1,587,057	2,309,467
Intangible assets	1,844,444	1,944,444
Long-term receivables	307,791	465,993
Other assets	124,804	101,359
Long-term investments	1,872,708	—

Total assets	$77,667,525	$37,323,419

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$1,183,975	$2,289,314
Accounts payable	2,585,977	1,697,497
Accrued liabilities	6,069,617	4,936,233
Deferred revenue	2,746,098	814,393

Total current liabilities	$12,585,667	$9,737,437
Long-term debt, less current maturities	1,166,667	2,243,768
Other liabilities	25,481	75,786
Stockholders’ equity:
Convertible preferred stock, issued in series, par value $0.001; 10,000,000 and 65,000,000 shares authorized at 2004 and 2003, respectively, 0 and 61,055,286 issued and outstanding at 2004 and 2003, respectively; liquidation preference of $146,819,436 at December 31, 2003.	—	61,055
Common stock, par value of $0.001; 100,000,000 and 80,000,000 shares authorized at 2004 and 2003, respectively; 27,148,261 and 1,515,150 issued at 2004 and 2003, respectively	27,148	1,515
Additional paid-in capital	173,851,049	113,921,587
Deferred compensation	(573,064)	(835,801)
Treasury stock, 36,519 and 18,316 shares at 2004 and 2003, respectively	(162,546)	(17,750)
Notes receivable from sales of stock	(171,032)	(448,413)
Accumulated deficit	(108,949,343)	(87,415,765)
Accumulated other comprehensive loss	(132,502)	—

Total stockholders’ equity	63,889,710	25,266,428

Total liabilities and stockholder’s equity	$77,667,525	$37,323,419

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Systems revenue	$5,371,216	$888,588	$11,518,568	$2,150,619
Disposables, service and accessories revenue	342,395	152,344	1,177,867	293,453
Other revenue	—	—	—	725,900

Total revenue	5,713,611	1,040,932	12,696,435	3,169,972
Cost of revenue	2,729,518	601,622	7,706,949	2,185,126

Gross margin	2,984,093	439,310	4,989,486	984,846

Operating expenses:
Research and development	4,189,578	3,574,679	14,019,807	9,171,117
General and administration	1,667,119	1,289,896	4,676,451	3,570,231
Sales and marketing	2,518,445	1,718,203	7,949,104	4,105,610

Total operating expenses	8,375,142	6,582,778	26,645,362	16,846,958

Operating loss	(5,391,049)	(6,143,468)	(21,655,876)	(15,862,112)
Interest income	186,095	64,117	457,300	241,957
Interest expense	(112,535)	(114,761)	(335,002)	(325,919)

Net loss	$(5,317,489)	$(6,194,112)	$(21,533,578)	$(15,946,074)

Net loss per common share:
Basic and diluted	$(0.34)	$(4.68)	$(3.46)	$(12.52)

Weighted average shares used in computing net loss per common share:
Basic and diluted	15,567,170	1,323,817	6,219,334	1,273,666